Exhibit 10.1

Date: 30 August 2023

Jeffrey C. Himmelreich

Via email: [***]

Re:	EMPLOYMENT OFFER LETTER

Dear Jeffrey:

MAIA Biotechnology, Inc., a Delaware corporation (the “Company”) is pleased to offer you the Full-Time, Exempt position of Director of Accounting and Financial Reporting with terms as noted below. Please confirm your acceptance of this offer by signing and returning a copy of this letter on or before 01 September 2023:

1. EFFECTIVE DATE, POSITION, DUTIES AND RESPONSIBILITIES. The terms will become effective on the date you start your employment (the “Effective Date”), which shall be 25 September 2023. As of the Effective Date, the Company will employ you as its Director of Accounting and Financial Reporting. In such capacity, you will have such duties and responsibilities as are normally associated with such position. Your duties may be changed from time to time by the Company in its discretion. You will report to the Chief Financial Officer or such other individual as the Company may designate, and will work remotely in the State of North Carolina, or such other location as the Company may designate, except for travel to other locations as may be necessary to fulfill your responsibilities. Although your initial title and duties are described above, the Company may assign you additional or different duties and/or titles from time-to-time.

2. BASE COMPENSATION. During your employment with the Company, the Company will pay you a base salary of $210,000 per year (the “Base Salary”), less payroll deductions and all required withholdings, payable in installments in accordance with the Company’s normal payroll practices (but in no event less often than monthly) and prorated for any partial pay period of employment. Your Base Salary may be subject to adjustment pursuant to the Company’s policies as in effect from time to time.

3. ANNUAL BONUS. In addition to the Base Salary set forth above, you will be eligible to receive an annual discretionary cash bonus (pro-rated for any partial year of service), based on the attainment of performance metrics and/or individual performance objectives, in each case, established and evaluated by the Company in its sole discretion (the “Annual Bonus”). Your target Annual Bonus shall be 20% of your Base Salary, but the actual amount of your Annual Bonus may be more or less (and may equal zero), depending on the attainment of applicable performance criteria. Payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable and upon approval from the Board of Directors, will be contingent upon your continued employment through the applicable payment date.

444 West Lake Street, Suite 1700, Chicago IL 60606 USA     ☐     Main Phone: (312) 416-8592          www.MAIABiotech.com

4. STOCK OPTIONS. In connection with entering into this offer letter, following the commencement of your employment with the Company and provided that you are employed by the Company on the date of grant, the Company will grant you an option to purchase 15,000 shares of the Company’s common stock (the “Stock Options”) at a per share exercise price equal to the Fair Market Value of a share of the Company’s common stock on the date of grant (as determined in accordance with the Company’s 2021 Equity Incentive Plan). Subject to your continued employment with the Company through the applicable vesting date, 25% of the shares underlying the Stock Option will vest on the first anniversary of the Effective Date and 1/36th of the shares underlying the Stock Option will vest on each monthly anniversary of the Effective Date thereafter. Subject to the foregoing, the terms and conditions of the Stock Option will be set forth in a separate award agreement in such form as is prescribed by the Company, to be entered into by the Company and you.

5. BENEFITS AND VACATION. You will be eligible to participate in all health, welfare, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its similarly situated employees, subject to the terms and conditions thereof. To the extent that you properly elect to participate in the Company’s applicable medical, dental and/or prescription benefit plans, the Company will pay the premiums for you and your dependents under such plans while you remain employed by the Company, provided, however, that the Company shall have no obligation to pay any such premiums if doing so would result in a violation of law and/or the imposition of penalty or excise taxes on the Company. In addition, you will be eligible for other standard benefits, such as sick leave, accrued paid time off (3 weeks annually) and holidays, in each case, to the extent available under, and in accordance with, Company policy applicable generally to other similarly situated employees of the Company. Notwithstanding the foregoing, nothing contained in this Section 6 shall, or shall be construed so as to, obligate the Company or its affiliates to adopt, sponsor, maintain or continue any benefit plans or programs at any time.

6. CONFIDENTIAL AND PROPRIETARY INFORMATION. This offer of employment is contingent upon your execution of the Proprietary Information and Inventions Agreement, attached hereto as Exhibit A.

7. NON-SOLICITATION. You further agree that during the term of such employment and for one (1) year after your employment is terminated, you will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with the Company to terminate their employment, agency, or other relationship with the Company or to render services for or transfer their business from the Company and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

444 West Lake Street, Suite 1700, Chicago IL 60606 USA  ☐  Main Phone: (312) 416-8592    www.MAIABiotech.com

8. AT-WILL EMPLOYMENT. Your employment with the Company is “at-will,” and either you or the Company may terminate your employment for any reason whatsoever (or for no reason) upon written notice of such termination to the other party. This at- will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company. This agreement may not be amended except by a signed writing executed by the parties hereto.

9. AUTHORIZATION TO WORK. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

10. COMPANY RULES AND REGULATIONS. As an employee of the Company, you agree to abide by all Company rules, regulations and policies as set forth in the Company’s employee handbook or as otherwise promulgated.

11. WITHHOLDING. The Company may withhold from any amounts payable under this offer letter such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

12. ENTIRE AGREEMENT. As of the Effective Date, this offer letter, together with the Stock Option Agreement and Proprietary Information and Inventions Agreement, comprises the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any representative of the Company. You agree that any such agreement, offer or promise between you and any representative of the Company is hereby terminated and will be of no further force or effect, and you acknowledge and agree that upon your execution of this offer letter, you will have no right or interest in or with respect to any such agreement, offer or promise.

13. CHOICE OF LAW. This offer letter shall be interpreted and construed in accordance with Illinois law without regard to any conflicts of laws principles.

14. PROOF OF RIGHT TO WORK. As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

15. BACKGROUND CHECK. This offer of employment is expressly contingent upon your completion of a pre-employment background check conducted by an outside service bureau, in each case with results that are satisfactory to the Company in its sole discretion. Refusal to submit to the background check will result in your disqualification from further employment consideration. In addition, failure to successfully complete the background check will cause this offer of employment to be withdrawn, or your employment to be terminated if you already have started work.

[SIGNATURE PAGE FOLLOWS]

444 West Lake Street, Suite 1700, Chicago IL 60606 USA  ☐  Main Phone: (312) 416-8592    www.MAIABiotech.com

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this offer letter in the space provided below for your signature and returning it to the Company’s Chief Executive Officer and President or Human Resources Please retain one fully-executed original for your files.

Sincerely,

MAIA Biotechnology, Inc. a Delaware corporation

/s/ Vlad Vitoc
Vlad Vitoc, MD, MBA
Chief Executive Officer and President

Accepted and Agreed,

Signature: /s/ Jeffrey C. Himmelreich

Name: Jeffrey C. Himmelreich

Date: August 30, 2023

444 West Lake Street, Suite 1700, Chicago IL 60606 USA     ☐     Main Phone: (312) 416-8592          www.MAIABiotech.com

EXHIBIT A

EMPLOYEE INVENTION ASSIGNMENT, CONFIDENTIALITY,

NON-SOLICITATION, AND NON-COMPETE AGREEMENT

In consideration of my employment or continued employment by MAIA Biotechnology, Inc., a Delaware corporation (the “Company”), I hereby represent and agree as follows:

1. By virtue of my position, I understand that I will have and/or have had access to Confidential Information (as defined below) regarding the Company’s customers, suppliers, business plans, software, intellectual property, processes and methods, development tools, scientific, technical and/or business innovations, and other information.

2. Definitions. The following definitions apply to this Agreement:

a.

“Company Interest” means any business of the Company and its affiliates involving drugs for the treatment of cancer indication for which company owned assets are being actively developed by the Company.

b.

“Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, and whether owned or held for use under license with any third party, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions and counterparts claiming property therefrom; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (c) works of authorship, whether or not copyrightable; (d) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use of disclosure thereof by any person; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; (f) proprietary databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and record; (g) domain names; and (h) licenses of any of the foregoing; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction.

444 West Lake Street, Suite 1700, Chicago IL 60606 USA  ☐  Main Phone: (312) 416-8592    www.MAIABiotech.com

c.

“Invention” means any products, process, ideas, improvements, discoveries, inventions, designs, algorithms, financial models, writings, works of authorship, content, graphics, data, software, specifications, instructions, text, images, photographs, illustration, audio clips, trade secrets and other works, material and information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative work thereof).

d.

“Confidential Information” means confidential, secret or other non-public or proprietary information of or about the Company and its affiliates, their respective products, licensors, suppliers or customers and shall include, without limitation, information regarding: Inventions, methodologies, processes, tools, computer programs and documentation, manufacturing and application information, business strategies, financial information, forecasts, personnel information, customer lists or other customer information, trade secrets, new product developments, market information and advertising, business and marketing plans relating to the Company and its affiliates and any other non-public information, whether in writing or given to me orally, which I know or have reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity.

3. Assignment of Intellectual Property Rights. In consideration of my employment and/or continued employment, I agree to be bound by this Section 3.

a. General. I agree to assign, and hereby do assign, to the Company all of my rights in any Inventions (as defined above) (including all Intellectual Property Rights, as defined above) that are made, conceived or reduced to practice, in whole or in part and whether alone or with others, by me during my employment by, or service with, the Company or any of its affiliates or which arise out of any activity conducted by, for or under the direction of the Company or any of its affiliates (whether or not conducted at the Company’s or any of its affiliates’ facilities, working hours or using any of the Company’s or its affiliates’ assets), or which are useful with, or relate directly or indirectly to, any Company Interest (as defined above). I will promptly and fully disclose and provide all of the Inventions described above (the “Assigned Inventions”) to the Company.

b. Assurances. I hereby agree during the duration of my employment by, or service with, the Company and thereafter to further assist the Company, at the Company’s expense, to evidence, record and perfect the Company’s rights in and ownership of the Assigned Inventions, to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned and to provide and execute all documentation necessary to effect the foregoing.

444 West Lake Street, Suite 1700, Chicago IL 60606 USA  ☐  Main Phone: (312) 416-8592    www.MAIABiotech.com

c. Other Inventions. I agree to not incorporate, or permit to be incorporated, any Invention conceived, created, developed or reduced to practice by me (alone or with others) prior to or independently of my employment by, or service with, the Company or its affiliates (collectively, “Prior Inventions”) in any work I perform for the Company or its affiliates, without the Company’s prior written consent. My Prior Inventions are listed in Schedule B.

d. Moral Rights. To the extent allowed by applicable law, the terms of this Section 3 shall include all right of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral right, artist’s rights, droit moral or the like (collectively, “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by, or authorized by, the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company.

4. Publicity. I consent to any and all uses and displays by the Company of my name, voice, likeness, image, appearance and biographical information in or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs, and other advertising and/or printed and electronic forms and media (“Permitted Use”). I hereby release the Company from any and all claims, actions, damages, costs, and liability of any kind in connection with any Permitted Use.

5. Protection of Confidential Information of the Company. I understand that my work as an employee of the Company creates a relationship of trust and confidence between myself and the Company. During and after the period of my employment with the Company and its affiliates, I will not use or disclose or allow anyone else to use or disclose any Confidential Information except as may be necessary in the performance of my work for the Company and its affiliates or as may be authorized in advance by appropriate officers of the Company. Except as set forth herein, I will keep all Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential. In addition, if I am requested or required (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, it is agreed that I will provide the Company with prompt written notice of such request(s) so that the Company may seek an appropriate protective order. If, failing the entry of a protective order, I am, in the opinion of my counsel, compelled to disclose any Confidential Information under pain of liability for contempt or other censure or penalty, I may disclose only that portion of such Confidential Information as is legally required without liability hereunder; provided, that I agree to exercise my reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. Upon termination of my employment with the Company and its affiliates, I will promptly deliver to the Company all documents and materials of any nature pertaining to my employment with the Company and I will not take with me any documents or materials or copies thereof containing any Confidential Information. Notwithstanding the foregoing, I am hereby notified that federal law provides for immunity from liability for the confidential disclosure of a trade secret as defined by federal law that is

444 West Lake Street, Suite 1700, Chicago IL 60606 USA     ☐     Main Phone: (312) 416-8592          www.MAIABiotech.com

made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if that disclosure is made solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6. Non-Solicitation. I understand that my work as an employee of the Company creates a relationship of trust and confidence between myself and the Company. During my employment with the Company and its affiliates and for a period of one (1) year thereafter, I will not request or otherwise attempt to induce or influence, directly or indirectly, any present customer, licensor or supplier, or prospective customer, licensor or supplier, of the Company or other persons sharing a business relationship with the Company to cancel, to limit, divert, reduce or postpone their business with the Company, or otherwise take any action which might be to the disadvantage of the Company. During my employment with the Company and for a period of one (1) year thereafter, I will not hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, any agent, consultant or Employee of the Company or any Affiliate of the Company, as such capitalized terms are defined in the Securities Act of 1933, as amended, to terminate his or her employment or discontinue such person’s consultant, contractor or other business association with the Company.

7. Non-Compete. During my employment with the Company and its affiliates and for a period of one (1) year thereafter, I will not directly or indirectly, for myself, or on behalf of any other person, firm, corporation or other entity (except the Company or any of its affiliate whether as principal, agent, debtor, executive, consultant, joint venturer, investor, employee, stockholder, partner, officer, member, manager, director, sole proprietor or in any other capacity, engage in, manage, own, operate, control, participate in the ownership, management, operation or control of or assist in any person or entity, whose business activities involve development of any telomere targeting or telomerase targeting agents for the treatment of cancer.

444 West Lake Street, Suite 1700, Chicago IL 60606 USA     ☐     Main Phone: (312) 416-8592          www.MAIABiotech.com

8. Mutual Non-Disparagement. I agree that I will not make, publish, or communicate to any person or entity in any public form any defamatory or disparaging remarks, comments, or statements concerning the Company or its business, employees, customers or affiliates. I understand this provision is not meant to restrict my rights under Section 7 of the National Labor Relations Act. Company agrees that it will not make, publish, or communicate to any person or entity in any public form any defamatory or disparaging remarks, comments, or statements concerning you.

9. Other Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment agreement, confidential information agreement, non-competition agreement or other agreement with any former employer or any other party. I represent that I have not and will not bring with me to the Company or use in the performance of my duties for the Company or its affiliates any documents or materials of a former employer that are not generally available to the public.

10. Disclosure of this Agreement. I do not hereby authorize the Company to notify others, including but not limited to customers of the Company and any of my future employers, of the terms of this Agreement and my responsibilities hereunder.

11. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me, the Company may suffer irreparable harm and monetary damages alone would not adequately compensate the Company. The Company will therefore be entitled to injunctive relief to enforce this Agreement in addition to any other remedies which the Company may be entitled to at law or hereunder, and such relief may be granted without the necessity of the Company showing any actual damage or irreparable harm, proving the inadequacy of its legal remedies, or posting any bond or other security proving actual monetary damages. I agree that if there is a question as to the enforceability of any of the provisions of this Agreement, I will not engage in any conduct inconsistent with or contrary to this Agreement until after the question has been resolved by a final judgment of a court of competent jurisdiction. In addition, while the duration of my covenants described in Sections 5, 6 and 7 above will be determined generally in accordance with the terms of those respective Sections, if I violate any of those covenants, I agree to extend it on the same terms and conditions for an additional period of time equal to the time that elapses from my violation to the later of (i) when the violation stops or (ii) the final resolution of any litigation stemming from such violation. In addition, in the event of any such breach, or any attempted or threatened breach, Employee agrees that the Company shall be entitled to recovery of the legal costs incurred, including reasonable attorney’s fees, in any such action or suit. Nothing herein contained shall be construed to prevent the Company from obtaining any other remedy or combination of remedies as the Company may elect to invoke. The failure of the Company to promptly institute legal action upon any breach of this Agreement will not constitute a waiver of that or any other breach of this Agreement. The venue for any Court suit will be a state or federal court sitting in Chicago, Illinois.

444 West Lake Street, Suite 1700, Chicago IL 60606 USA     ☐     Main Phone: (312) 416-8592          www.MAIABiotech.com

12. Enforcement and Severability. I acknowledge that each of the provisions in this Agreement are separate and independent covenants. I agree that if any court shall determine that any provision of this Agreement is unenforceable with respect to its term or scope such provision shall nonetheless be enforceable by any such court upon such modified term or scope as may be determined by such court to be reasonable and enforceable. The remainder of this Agreement shall not be affected by the unenforceability or court ordered modification of a specific provision.

13. At-Will Employment. I understand and agree that this Agreement does not constitute or create a contract of employment, whether express or implied, between the Company and me. I am at all times an at-will employee of the Company, which means that either the Company or I may terminate the employment relationship at any time, with or without prior notice and with or without cause. Nothing in this Agreement promises employment for any specific duration or period of time. I acknowledge that the obligations of this Agreement survive the separation of my employment (regardless of which party initiated it), to the extent permitted by governing law.

14. Governing Law; Venue. The laws of the State of Illinois shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Any dispute arising under or with respect to this Agreement shall be brought and heard exclusively in mandatory binding arbitration pursuant to paragraph 11 of the Employment Agreement.

15. Superseding Agreement. I understand and agree that this Agreement contains the entire agreement of the parties with respect to subject matter hereof and supersedes all previous agreements and understandings between the parties with respect to its subject matter.

16. Acknowledgments. I acknowledge that I have read this agreement, was given the opportunity to ask questions and sufficient time to consult an attorney and I have either consulted an attorney or affirmatively decided not to consult an attorney. I understand that my obligations under this Agreement survive the termination of my employment with the Company.

I UNDERSTAND THAT I AM AN EMPLOYEE-AT-WILL WITH THE COMPANY, MEANING THAT EITHER I AM OR THE COMPANY IS COMPLETELY FREE TO TERMINATE OUR EMPLOYMENT RELATIONSHIP AT ANY TIME AND FOR ANY REASON OR FOR NO REASON, WITHOUT INCURRING ANY OBLIGATIONS OR LIABILITIES OF ANY KIND WHATSOEVER OTHER THAN AS MAY BE SET FORTH IN A SIGNED WRITING BETWEEN THE COMPANY AND ME. I FURTHER ACKNOWLEDGE THAT I HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT AND CONSULT WITH COUNSEL OF MY CHOICE IF I SO CHOOSE REGARDING ITS TERMS, AND THAT I AM FREELY ENTERING THIS AGREEMENT WITH A FULL UNDERSTANDING OF ITS EFFECTS. I FURTHER UNDERSTAND THAT THIS AGREEMENT SUPERSEDES ANY AND ALL PRIOR OR CONTEMPORANEOUS

444 West Lake Street, Suite 1700, Chicago IL 60606 USA     ☐     Main Phone: (312) 416-8592          www.MAIABiotech.com

REPRESENTATIONS OR AGREEMENTS, WHETHER ORAL, WRITTEN, OR IMPLIED, AND MAY NOT BE MODIFIED IN ANY WAY EXCEPT BY A SIGNED WRITING WHICH SPECIFICALLY REFERS TO THIS AGREEMENT AND IS SIGNED BY AN OFFICER OR OTHER DULY AUTHORIZED REPRESENTATIVE OF THE COMPANY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written below.

/s/ Jeffrey C. Himmelreich Jeffrey C. Himmelreich
Director of Accounting and Financial Reporting
MAIA Biotechnology, Inc.

MAIA Biotechnology, Inc.

By:	/s/ Vlad Vitoc
Vlad Vitoc, MD, MBA
Chief Executive Officer and President

444 West Lake Street, Suite 1700, Chicago IL 60606 USA     ☐     Main Phone: (312) 416-8592          www.MAIABiotech.com

EXHIBIT B

PRIOR INVENTIONS:

444 West Lake Street, Suite 1700, Chicago IL 60606 USA     ☐     Main Phone: (312) 416-8592          www.MAIABiotech.com